LOAN AGREEMENT

                       $30 Million Credit Facility Between

                        Omega Healthcare Investors, Inc.
                                       and
                      Madison/OHI Liquidity Investors, LLC

                                 October 2, 1998



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                                Table of Contents
                                                                            Page

Section 1 - Definitions.......................................................I
Section 2 - Warranties and Representations....................................8
Section 3 - The Loan.........................................................11
Section 4 - Interest Rate; Advance Procedures................................16
Section 5 - Security and Release of Collateral...............................19
Section 6 - Affirmative Covenants............................................22
Section 7 - Negative Covenants...............................................27
Section 8 - Application of Proceeds..........................................28
Section 9 - Events of Default and Remedies...................................28
Section 10 - Conditions Precedent to Advances of the Loan....................30
Section 11- Limitation on Loan Advances......................................31
Section 12 - Option to Restructure Investments...............................32
Section 13 - Acceptance of Proceeds..........................................32
Section 14 - Confidentiality.................................................32
Section 15 - Indemnification.................................................33
Section 16 - Miscellaneous...................................................34


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                                 LOAN AGREEMENT

     This Loan Agreement is made as of October 2, 1998, between OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation (the "Lender"), 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108, and MADISON/OHI- LIQUIDITY INVESTORS, LLC, a Delaware limited liability company (the "Borrower"), P. 0. Box 7461, Incline Village, Nevada 89452.

                                    RECITALS:

     A. The Borrower has requested the Lender to extend the credit facility described below, the proceeds of which will be used by the Borrower in its business as set forth in this Agreement.

     B. The Lender is willing to extend the credit facility on the terms and subject to the conditions set forth in this Agreement.

     The parties agree as follows:

Section 1 - Definitions

     In addition to the terms defined elsewhere in this Agreement, the following, definitions shall apply for purposes of this Agreement:

     1.1 "Acquisition Cost" means the cash price paid by the Borrower for its acquisition of an Investment Position, including reasonable incidental costs paid to third-parties directly relating to such acquisitions. Acquisition Costs shall also include payments or accruals to Affiliates of equitably allocated general and administrative costs and reimbursements to Affiliates of expenses initially defrayed by Affiliates in respect of the acquisition of Investment Positions.

     1.2  "Affiliate"  means (a) First Equity Realty,  (b) the Harmony Group, or
(c) MACG.

     1.3 "Agreement" means this Loan Agreement, as this Agreement hereafter may be amended.

     1.4 "Borrower" means Madison/OHI Liquidity Investors, LLC, a Delaware limited liability company.

     1.5 "Borrower's Due Diligence Documents" has the meaning given such term in
Section 4.7 of this Agreement.

     1.6 "Business Day" has the meaning given such term in the Note.

     1.7 "Carrying Value of the Investment Position" means the amount, in cash, that the Borrower reasonably expects to receive upon the Sale or Liquidation of the Investment Position,


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as determined by the Borrower at the time of its  acquisition  of the Investment
Position.

     1.8 "Cash Collateral Account" means a cash deposit account established and maintained by the Borrower with the Collateral Agent for the benefit of the Lender; the Cash Collateral Account shall be pledged to the Lender as security for payment of the Borrower's indebtedness to the Lender.

     1.9 "Collateral" means all of the real property and tangible and intangible personal property now or hereafter serving as security for the obligations of the Borrower to the Lender, including but not necessarily limited to that described in Section 5 of this Agreement. Collateral shall not include any Investment Position consisting of a limited partnership interest or a membership interest in a limited liability company in which the constituent documents of the issuer of such interest prohibit the granting of a security interest therein (unless the requisite consents for the granting of such security interest to the Lender have been obtained); provided, however, that if any such requisite consents have not been obtained, the economic interest in the limited partnership or limited liability company represented by such limited partnership or membership interest shall constitute Collateral as if the holder thereof were an assignee of such interest rather than a substitute limited partner or member, as the case may be.

     1.10 "Collateral Agent" means a "broker" as defined in ss. 8-303 of the UCC in effect in the State of Michigan who constitutes a "financial intermediary" as defined in ss. 8-313 of the UCC in effect in the State of Michigan which shall be E-Trade or such other broker as is approved by the Lender (such approval not to be unreasonably withheld).

     1.11 "Combined Balance of the Loan" means, at any time, the sum of (a) the Premium Rate Balance of the Loan then outstanding plus (b) the Standard Rate Balance of the Loan then outstanding.

     1.12 "Confidential  Information" has the meaning given such term in Section
14.1 of this Agreement.

     1.13 "Contamination" or "Contaminated" means, when used with reference to any real or personal property, that a Hazardous Substance is present on or in the property in any amount or level.

     1.14 "Disability", when used in connection with Bryan E. Gordon, means any physical or mental incapacity which prevents Bryan E. Gordon from working for the Borrower and its Affiliates in his present capacity in the Ordinary Course for a period of 120 consecutive days or more.

     1.15 "Disclosing Party" has the meaning given such term in Section 14.1 of this Agreement.


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     1.16 "Draw Fee Advance"  has the meaning  given such term in Section 4.2 of this Agreement.

     1.17 "Environmental Laws" means all applicable laws, ordinances, rules, regulations, and orders that regulate or are intended to protect public health or the environment, or that establish liability for the investigation, removal, or clean up of, or damage caused by any Contamination including, without limitation, any law, ordinance, rule, regulation, or order that regulates, or prescribes requirements for, air quality, water quality, or the disposition, transportation, or management of waste materials or toxic substances.

     1.18 "ERISA" has the meaning given such term in Section 2.17 of this Agreement.

     1.19 "Event of Default" has the meaning given such term in Section 9.1 of this Agreement.

     1.20 "First Equity Realty" means First Equity Realty, LLC, a New York limited liability company.

     1.21 "Funding Date" means a Business Day on which an advance of Loan proceeds is made.

     1.22 "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U. S. accounting profession), which are applicable to the circumstances as of the date of determination.

     1.23 "Guarantor" means Bryan E. Gordon or Ronald M. Dickerman; "Guarantors" means Bryan E. Gordon and Ronald M. Dickerman.

     1.24 "Guarantee" means each Limited Personal Guarantee dated the date of this Agreement, executed and delivered by a Guarantor to the Lender, together with any renewals, extensions, modifications or replacements of any such Guarantee.

     1.25 "Harmony Group" means The Harmony Group II, LLC, a Delaware limited liability company.

     1.26 "Hazardous Substance" means any substance or waste which is (a) included in the definition of "hazardous substance" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC Sec. 9601, et seq.; (b) included in the definition of "hazardous substance" in the Michigan Environmental Response Act, MCLA Sec. 299.6901, et seq.; (c) included in the definition of "hazardous waste" in the Resource

                                      - 3 -

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Conservation and Recovery Act, 42 USC Sec. 6901, et seq.; or (d) included in the definition  of the same or any similar term found within any  applicable  local,
state  or  federal  law,  statute,  rule,  or  regulation,   including,  without
limitation, asbestos and polychlorinated biphenyls.

     1.27 "Indebtedness" means indebtedness for borrowed money, indebtedness representing the deferred purchase price of property or services (excluding indebtedness under normal trade credit for property or services purchased in the normal course of operations), obligations under notes payable or drafts accepted representing extensions of credit, indebtedness (whether or not assumed) secured by mortgages, security interests, or other liens on property owned by the Borrower, and any obligation of the Borrower to pay future rentals under a lease which, in accordance with GAAP, is required to be shown as a liability on the balance sheet of the Borrower.

     1.28 "Interest Calculation Date" means each March 1, June 1, September 1, and December 1 during the period that (a) starts on the date of this Agreement and (b) ends on the date upon which all of the Borrower's indebtedness to the Lender (including but not necessarily limited to that arising under this Agreement) has been paid in full.

     1.29 "Interest  Payment Advance" has the meaning given such term in Section
4.2 of this Agreement.

     l.30 "IRC" means the Internal Revenue Code of 1986, as amended.

     1.31 "IRS" means the Internal Revenue Service of the United States of America.

     1.32 "Investment Position" means any economic interest or right acquired using the proceeds of the Loan to fund all or any portion of the Acquisition Cost. Subject to the terms and conditions of this Agreement, the Borrower may acquire an Investment Position: (a) in debt or equity securities issued by any corporation, partnership, limited partnership, limited liability company, or other legal entity; or (b) by direct acquisition of real property or tangible personal property; or (c) by acquisition at a discount of a participation in a future income stream.

     1.33  "Lender"  means  Omega   Healthcare   Investors,   Inc.,  a  Maryland
corporation.

     1.34 "Loan" means the revolving line of credit loan described in Section 3 of this Agreement.

     l.35 "Loan Documents" means this Agreement, the Guarantee, the Note, the Pledge Agreement, each and every Real Estate Mortgage or Security Agreement pursuant to which the Lender holds a lien or security interest for the Borrower's indebtedness to the Lender, all assignments of rents, leases and profits securing the Borrower's indebtedness to the Lender, and each and every other document evidencing, securing or otherwise relating to the Borrower's indebtedness to the Lender (whether arising under this Agreement or otherwise), and all

                                      - 4 -

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renewals,  extensions,  amendments,  modifications or replacements of any of the foregoing.

     1.36 "Loan Documentation and Closing Costs" has the meaning given such term in Section 16.1 of this Agreement.

     1.37 "MACG" means The Madison Avenue Capital Group, LLC, a Delaware limited liability company.

     1.38 "Madison Liquidity Investors 104" means and refers to Madison Liquidity Investors 104, LLC, a Delaware limited liability company.

     1.39 "Material Adverse Effect" means any material adverse effect whatsoever upon (a) the validity, performance, or enforceability of any Loan Document, (b) the properties, contracts, business operations, profits, or condition (financial or otherwise) of the Borrower, any Affiliate or a Guarantor, or (c) the ability of the Borrower or a Guarantor to fulfill their respective obligations under the Loan Documents.

     1.40 "Non-Qualified REIT Investment" means any Investment Position which, if owned by the Lender, would not qualify as "real estate asset" as defined under Section 856(c)(6)(B) and Section 856(c)(6)(C) of the IRC.

     1.41 "Note" means any form of promissory note executed and delivered by the Borrower pursuant to this Agreement, together with all renewals, extensions, amendments, modifications or replacements thereof, including without limitation the form of Promissory Note attached hereto as Exhibit A.

     1.42 "Notice of  Requested  Borrowing"  has the meaning  given such term in
Section 4.6 of this Agreement.

     1.43 "Ordinary Course" means, when used with respect to the Borrower, any activity performed in accordance with the historical or customary practices of the Borrower.

     1.44 "Payment Rate" means the rate defined as such in Section 4.1 of this Agreement.

     1.45 "Permitted Investments" means (i) cash; (ii) investments in U.S. Government obligations maturing within 365 days of the date of acquisition thereof; (iii) investments in demand deposits, certificates of deposit, Eurodollar deposits, bank promissory notes and bankers' acceptances maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States or any state thereof and which has a combined capital and surplus of at least US$500 million and is rated at least A- by S&P and at least A3 by Moody's; (iv) investments in repurchase agreements involving Permitted Investments maturing within 365 days of the date of acquisition thereof, entered into with any bank, trust company or investment bank rated at least A- and A- 1 by S&P

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and at least A3 and PI by Moody's;  (v)  investments  in money  market  funds or accounts at least 75% of whose assets consist of Permitted Investments; (vi) commercial paper of a United States issuer maturing no more than 270 days from the creation thereof and currently having the highest rating available from S&P or Moody's; and (vii) investments in interest rate and foreign currency hedging transactions entered into with respect to the obligations of the Borrower.

     1.46 "Permitted Liens" means (a) security interests, mortgages, and liens in favor of the Lender; (b) liens for taxes not delinquent or, in a jurisdiction where payment of taxes is deferred during the period of any contest, being contested in good faith by appropriate proceedings as prescribed by law, with adequate reserves therefor being set aside on the Borrower's books; (c) inchoate materialmens', mechanics', workmens', repairmens', or other like liens arising in the Ordinary Course and, in each case, not delinquent, (d) liens securing brokerage commissions and incidental costs relating to the Borrower's acquisition of Investment Positions, and (e) restrictions in contracts entered into in the Ordinary Course placing limitations on free exercise of property rights (e.g., stand still or voting arrangements in respect of limited partnerships in which opportunities to acquire Investment Positions present themselves).

     1.47 "Permitted Use" has the meaning given such term in Section 14.3 of this Agreement.

     1.48 "Pledge Agreement" means the Pledge Agreement dated the date of this Agreement by Harmony Group and First Equity Realty, as pledgers, to and in favor of the Lender, as secured party, and all renewals, extensions, amendments, modifications or replacements thereof.

     1.49 "Pre-Funding  Acquisition  Advance" has the meaning given such term in
Section 4.2 of this Agreement.

     1.50  "Pre-Funding  Acquisition  Costs" has the meaning  given such term in
Section 11.3 of this Agreement.

     1.51 "Premium Accrual Rate" means the rate defined as such in Section 4.1 of this Agreement.

     1.52 "Premium Rate Advance" has the meaning given such term in Section 4.2 of this Agreement.

     1.53 "Premium Rate Balance of the Loan" means that portion of the outstanding principal balance of the Loan from time to time defined as Such in
Section 4.1 of this Agreement.

     1.54 "Premium Rate Investment  Position" has the meaning given such term in
Section 4.2 of this Agreement.

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     1.55  "Receiving  Party" has the meaning given such term in Section 14.1 of this Agreement.

     1.56 "Required Release Price" means the amount that must be paid to the Lender upon Sale or Liquidation of an Investment Position in order to obtain the release and discharge the Lender's security interest therein, calculated in accordance with the paragraphs captioned "Payments" and "Cash Collateral Account" Section 3.1 of this Agreement, below.

     1.57 "Request for Release of Collateral" means the written request that must be made by the Borrower and delivered to the Collateral Agent, in the case of Collateral constituting certificated securities, or to the Lender, in the case of any Collateral other than certificated securities.

     1.58 "Rents from Real Property" has the meaning given such term in Section 856(d) of the IRC.

     1.59 "Sale or Liquidation" means, when used with respect to an Investment Position, any: (a) sale, lease, transfer or other disposition (including but not limited to sale-lease backs, transfers that are the equivalent of a mortgage or pledge, and transfers by operation of law) by the Borrower of legal or beneficial title to the Investment Position (except transfers from the Borrower to an entity which controls, or is controlled by, or is under common control with the Borrower), whether for cash or other consideration, and whether or not in the Ordinary Course; and (b) any other event upon the occurrence of which the Borrower receives consideration in exchange for an Investment Position, including but not limited to the dissolution and liquidation of any entity in which the Borrower holds an Investment Position.

     1.60 "Securities Collateral Account" means a securities account established and maintained by the Borrower with the Collateral Agent for the benefit of the Lender, and which shall be pledged to the Lender as security for payment of the Borrower's indebtedness to the Lender.

     1.61 "Standard Accrual Rate" means the rate defined as Such in Section 4.1 of this Agreement.

     1.62 "Standard Rate Advance" has the meaning given such term in Section 4.2 of this Agreement.

     1.63 "Standard Rate Balance of the Loan" means that portion of the outstanding principal balance of the Loan from time to time defined as such in
Section 4.1 of this Agreement.

     1.64 "Stub  Period" has the  meaning  given such term in the  paragraph  of
Section 3.1 of this Agreement captioned " Unused Fee", below.

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     1.65 "Supplemental  Security  Documents" has the meaning given such term in
Section 4.8 of this Agreement.

     1.66 "To the Borrower's Knowledge" means the actual knowledge, after reasonable inquiry, of Bryan E. Gordon or Ronald M. Dickerman, such inquiry to be consistent with normal practice substantially as reflected in the description of Borrower's Due Diligence Documents as defined in Section 4.7.

     1.67 "Unused Fee Advance" has the meaning given such term in Section 4.2 of this Agreement.

     1.68 "UCC" means the Uniform Commercial Code.

     1.69 "Value of the Borrower's Investment Portfolio" means the sum of the Carrying Value of the Investment Position for all Investment Positions owned by the Borrower.

     1.70 "Value of the Lender's Total Assets" means the sum of: (a) the product obtained by multiplying (i) the total number of shares of the Lender's common stock outstanding by (ii) the price per share of such stock, as quoted on the New York Stock Exchange; plus (b) the aggregate market value of all series of the Lender's preferred stock outstanding, as quoted on the New York Stock Exchange; plus (c) the Lender's total debt. For purposes of this Agreement, the Value of the Lender's Total Assets shall be determined as of the last day of the Lender's fiscal quarter in which the event with respect to which the determination is to be made occurred.

Section 2 - Warranties and Representations

     To induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender that the following statements are true, correct and accurate both before and after giving effect to the transactions contemplated by the Loan Documents:

     2.1 The Borrower is a limited liability company duty organized, validly existing and in good standing under the laws of the State of Delaware. The
Borrower is duly qualified and authorized to do business, and is in good standing as a foreign limited liability company, in all jurisdictions in which
(a) the Borrower owns interests in real estate, or (b) tangible personal property in which the Borrower has an interest is located, or (c) the Borrower maintains offices or employees.

     2.2 Bryan E. Gordon is the general partner of a limited partnership which, together with a family trust as limited partner, owns legal and beneficial title to 100% of the outstanding equity interests in Harmony Group. Harmony Group owns legal and beneficial title to 50% of MACG. Ronald M. Dickerman is the general partner of a limited partnership which, together with a family trust as limited partner, owns legal and beneficial title to 100% of the outstanding equity interests in First Equity Realty. First Equity Realty owns legal and beneficial title to 50%

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of MACG.

     2.3 Bryan E. Gordon is the general partner of a limited partnership which, together with a family trust as limited partner, owns legal and beneficial title to 100% of the outstanding equity interest in the Harmony Group; the Harmony Group owns legal and beneficial title to 75% of the outstanding equity interests in the Borrower.

     2.4 Ronald M. Dickerman is the general partner of a limited partnership which, together with a family trust as limited partner, owns legal and beneficial title to 100% of the outstanding equity interests in First Equity Realty; First Equity Realty owns legal and beneficial title to 25% of the outstanding equity interests in the Borrower.

     2.5 Madison Liquidity Investors 104 is a wholly-owned subsidiary of the Borrower.

     2.6 The Borrower and its Affiliates have all requisite legal power and authority and all necessary licenses and permits, the absence of which would have a Material Adverse Effect, to own and operate their respective properties and to carry on their respective businesses as now conducted and as Bryan E. Gordon and Ronald M. Dickerman contemplate that such businesses will be conducted in the future. The Borrower and its Affiliates are in compliance with all laws, rules, and regulations, the non-compliance with which would have a Material Adverse Effect.

     2.7 All financial statements of the Borrower, any of its Affiliates or the Guarantors that have been delivered to the Lender and present fairly the financial position of the subjects thereof as of the dates indicated, and the results of operations of such persons or entities for the periods indicated. No changes having a Material Adverse Effect have occurred since the date of the most recent of such financial statements. Except as expressly set forth in such financial statements, neither the Borrower nor any Affiliate nor any Guarantor has any material contingent liability or liability for taxes.

     2.8 Neither this  Agreement  nor the  financial  statements  referred to in
Section 2.7 above, nor any other written statement furnished by or on behalf of the Borrower or any Affiliate to the Lender in connection with the negotiation of the Loan contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. To the Borrower's Knowledge, there is no fact that the Borrower has not disclosed to the Lender that has, or in the future is likely to have, a Material Adverse Effect.

     2.9 Except as set forth in Schedule 2.9, there are no proceedings pending, or to the Borrower's Knowledge threatened, before any court, governmental authority, or arbitration board or tribunal, against or affecting the Borrower, any Affiliate or a Guarantor, which might have a Material Adverse Effect. Neither the Borrower, any Affiliate nor any Guarantor is in default with respect to any order, judgment, or decree of any court, governmental authority, or arbitration board or tribunal.

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     2.10 All of the equity interests of the Borrower are validly issued,  fully paid and nonassessable.

     2.11 The Borrower has good and marketable title to all of the assets that it purports to own, including the assets described in the financial statements referred to in Section 2.7 hereof, free and clear of all liens, encumbrances, security interests, claims, charges, and restrictions whatever, except Permitted Liens. The Borrower owns no interest (whether in fee, leasehold or other) in real property other than any Investment Positions that may be acquired by the Borrower after the date of this Agreement and which constitute Collateral.

     2.12 The Borrower has full power and authority to execute, deliver, and perform the Loan Documents; the execution, delivery, and performance of the Loan Documents required to be given hereunder by the Borrower have been duly authorized by appropriate action of the members and managers of the Borrower and will not violate the provisions of the articles of organization or operating agreement of the Borrower or of any law, rule, judgment, order, agreement, or instrument to which the Borrower is a party or by which it is bound, or to which any of its assets are subject, nor do the same require any approval or consent of any public authority or other third party; and the Loan Documents have been duly executed and delivered by, and are the valid and binding obligations of, the parties thereto, enforceable in accordance with their terms.

     2.13 All tax returns required to be filed by the Borrower and each Affiliate in any jurisdiction have been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower and each Affiliate, or upon their respective assets, income, or franchises, have been paid before the time that those taxes became delinquent. To the Borrower's Knowledge, there are no proposed additional tax assessments against the Borrower or any Affiliate which would have a Material Adverse Effect.

     2.14 Neither the Borrower nor any Affiliate maintains, or has ever maintained, any employee benefit pension plan with respect to which the Borrower or an Affiliate is or was an "employer" or "party in interest", as those terms are defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.15 To the Borrower's Knowledge, unless otherwise disclosed by written notice from the Borrower to the Lender, all of the entities in which the Borrower holds an Investment Position are in compliance with all Environmental Laws; and to the Borrower's Knowledge there is no reasonable basis to believe that the Carrying Value of any such Investment Positions will be materially adversely affected because any such entities: (a) hold assets that are Contaminated by, or that are the site of, the disposal or release of any Hazardous Substance; (b) hold assets that are the source of any Contamination of any adjacent property or of any groundwater or surface water; or (c) hold assets that are the source of any air emissions in excess of any legal limit now or hereafter in effect. To the Borrower's Knowledge, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or threatened against any entity in which the Borrower holds an Investment Position under any Environmental Law which could reasonably be expected to result in a material fine, penalty or other cost or expense. To the Borrower's Knowledge, unless otherwise disclosed by written notice from the Borrower to the Lender, all of the Collateral constituting tangible real or personal property is in compliance with all Environmental Laws; and to the Borrower's Knowledge there is no reasonable basis to believe that the Carrying Value of any Investment Positions in such tangible real or personal property will be materially adversely affected because such property: (a) is Contaminated by, or is the site of, the disposal or release of any Hazardous Substance; (b) is the source of any Contamination of any adjacent property or of any groundwater or surface water; or (c) is the Source of any air emissions in excess of any legal limit now or hereafter in effect.

     2.16 The execution, delivery and performance by the Borrower of each Loan Document, the issuance, delivery and performance of the Note, and the consummation of the transactions contemplated hereby or related hereto do not and will not (a) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of the Borrower or an Affiliate, (b) result in or require the creation or imposition of any lien (other than liens in favor of the Lender) upon any properties or assets of the Borrower or an Affiliate, or (c) require any approval or consent of governmental authority or other person or entity that, as of the date of this Agreement, has not been obtained in writing and delivered to the Lender.

     2.17 Neither the Borrower nor any Affiliate is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any actual or purported contractual obligation of the Borrower or Affiliate, and no condition exists that, with the giving of notice or the lapse of time, or both, would constitute such a default.

Section 3 - The Loan

     3.1 The Loan shall be advanced subject to and in conformity with the following terms and conditions:

     Loan Maximum             The lesser of (a) $30 million  ($25 million on and
                              after the  fifth  (5th)  anniversary  of the first
                              Funding Date); or (b) an amount equal to 4.5% of the Value of the Lender's Total Assets as of the date of the Notice of Requested Borrowing; or (c) the amount set forth under the paragraph of this
                              Section 3.1 captioned "Availability", below.

     Minimum Draw             $100,000.

     Maximum Draw             Unless  otherwise agreed in writing by the Lender,
                              the lesser per Investment of of: (a) $2.5 million;
                              or (b) 75% of the Carrying Value of the

     Position  (See
     Section 3.2 of
     this Agreement)          Investment  Position (except that the maximum draw
                              for Investment  Positions that constitute  "margin
                              stock", as defined in Regulation G of the Board of
                              Governors of the Federal Reserve System,  shall be
                              the  maximum   amount  that  the  Lender  is  then
                              permitted under such Regulation to advance, but in no event more than 75% of the Carrying Value Of the Investment Position).

     Availability             At no time  shall the  outstanding  balance of the
                              Loan  exceed the lesser of: (a) the Loan  Maximum;
                              or  (b)  70%  of  the  Value  of  the   Borrower's
                              Investment Portfolio. The availability of Loan advances is also subject to the limitations set forth in Section 11 of this Agreement.

     Payments Accrued interest on the Combined Balance of the Loan shall be calculated by the Borrower at the Payment Rate as of each March 1, June 1, September 1, and December 1 for the preceding quarter (each such date is referred to as an "Interest Calculation Date"). Within ten (10) Business Days after each Interest Calculation Date, the Borrower shall pay to the Lender the amount calculated in good faith by the Borrower to be the accrued interest at the Payment Rate on the Combined Balance of the Loan as of the most recent Interest Calculation Date, and with such payment the Borrower shall deliver to the Lender the Borrower's written calculation of the amount of such payment and the amount of the Unused Fee due in accordance with the paragraph of this Section
                              3.1 captioned "Unused Fee", below. If the Lender disagrees with any of the Borrower's calculations, the Borrower shall pay any additional interest or fee that the Lender determines to be due within ten (10) days after receipt of the Lender's written determination of the additional amount due.

                              In addition to such quarterly payments of interest at the Payment Rate, the following payments shall be made upon the Sale or Liquidation of an Investment Position: (a) an amount equal to the principal amount advanced by the Lender to fund the Acquisition Cost of the Investment Position that is the subject of the Sale or Liquidation, which shall be applied, in the case of repayment of a Premium Rate Advance, toward reduction of the Premium Rate Balance of the Loan, and in the case of repayment of a Standard Rate Advance, toward reduction of the Standard Rate Balance of the Loan; plus (b) in the case of repayment of a Premium Rate Advance, an amount equal to the difference between the Premium Accrual Rate and the Payment Rate, computed on the amount of the principal repayment, and in the case of repayment of a Standard Rate Advance, an amount equal to the difference between the Standard Accrual Rate and the Payment Rate, computed on the amount of the principal repayment. The sum of the payments required by this paragraph and the payments, if any, required under the paragraph of this Section 3.1 captioned "Cash Collateral Account", below, is referred to in this Agreement as the "Required Release Price".

                              The Combined Balance of the Loan shall be reduced to not more than $25 million on the fifth (5th) anniversary of the first Funding Date.

                              The principal amount of all Pre-Funding Acquisition Advances shall be repaid within ten
                              (10) Business Days after the end of the quarter in which the Borrower abandons its intention to make the potential acquisition(s) with respect to which such Pre-Funding Acquisition Advances were incurred.

                              On the Maturity Date, the Premium Rate Balance of the Loan then outstanding, together all accrued and unpaid interest thereon, and the Standard Rate Balance of the Loan then outstanding, together with all accrued and unpaid interest thereon, shall be due and payable in full.

     Maturity Date            The earlier of: (a) the seventh (7th)  anniversary
                              of the first Funding Date; (b) September 30, 2005;
                              or (c) the date upon which the Lender duly accelerates the due date of all unpaid principal and interest owed by the Borrower to the Lender.

    Cash Collateral
    Account If the aggregate principal amount deposited by the Borrower into the Cash Collateral Account is not equal to at least ten percent (10%) of the Combined Balance of the Loan outstanding after a repayment of principal has been made, the Borrower shall use the proceeds of Sale or Liquidation of an Investment Position first to make the payments required under the paragraph of this Section captioned "Payments", above, in the order of priority set forth therein, then to payment of the federal, state and municipal income tax liability of the ultimate beneficial owners for income tax purposes (taking into account all tiering arrangements) arising in connection with the Sale or Liquidation of, or other distribution from, an Investment Position, and then to bringing the principal balance of the Cash Collateral Account to an amount equal to ten percent (10%) of the Combined Balance of the Loan outstanding, after such principal reduction.

     Interest Rate            As set forth in Section 4 of this Agreement.

     Unused Fee               The Borrower  shall pay the Lender a quarterly fee
                              in an amount equal to twenty-five percent (25%) of
                              the product obtained by multiplying (a) one-eighth
                              (1/8)  of  one  (1)  percent  (i.e.,  12-1/2 basis
                              points)  by (b) the  amount by which  $30  million
                              ($25   million  on  and  after  the  fifth   (5th)
                              anniversary of the first Funding Date) exceeds the
                              average outstanding  principal balance of the Loan
                              during  the  three  (3)  month  period   beginning
                              December 1, 1998,  and ending  February  28, 1999,
                              and each successive  quarter  thereafter until the
                              Lender is no longer  obligated to make advances of
                              the  Loan  pursuant  to  this  Agreement.  For the
                              period beginning on the date of this Agreement and
                              ending November 30, 1998, and for any other period
                              of less than three (3) full calendar  months (each
                              such period is  referred  to as a "Stub  Period"),
                              the  Borrower  shall  pay the  Lender  a fee in an
                              amount  equal  to  (a)  the  product  obtained  by
                              multiplying one-eighth (1/8) of one (1) percentage
                              point (i.e., 12-1/2 basis points) by the amount by
                              which $30  million  ($25  million on and after the
                              fifth (5th) anniversary of the first Funding Date)
                              exceeds the average outstanding  principal balance
                              of  the  Loan  during  the  relevant  Stub  Period
                              multiplied  by (b) a fraction,  the  numerator  of
                              which  shall be equal to the number of days in the
                              relevant Stub Period and the  denominator of which
                              shall be 365. The Borrower shall calculate and pay
                              the   amount    required    by   this    paragraph
                              simultaneously with making the calculation and payment of accrued interest at the Payment Rate required under the paragraph of this Section 3.1 captioned "Payments", above.

     Disagreements            If the Lender and the Borrower  cannot resolve any
                              disagreements   that  may   arise   between   them
                              concerning  the  calculation  of the amount of any
                              payment required to be made by the Borrower to the
                              Lender  pursuant  to this  Agreement,  they  shall
                              submit  the   unresolved   question(s)   to  their
                              respective
                              outside  independent  certified public accountants
                              for resolution.  If such accountants fail to reach
                              agreement  within 45 days  after  the  question(s)
                              have been  submitted to them for  resolution,  the
                              accountants  shall select a third certified public
                              accounting firm,  having no prior  relationship to
                              the  Lender  or  the  Borrower,   to  resolve  the
                              question(s).   The  determination  of  such  third
                              accounting firm shall be final and binding upon the Lender and the Borrower, and judgment may be rendered on such determination by a court of competent jurisdiction. If, within 15 days after the independent accounting firms for the Lender and the Borrower have reached impasse on the unresolved question(s), they cannot agree on a third accounting firm to which the unresolved question(s) shall be submitted, the Lender and the Borrower shall be free to take such action as may be available at law or in equity, including but not limited to seeking a declaratory judgment.

     Draw Fee Concurrently with each advance of the Loan proceeds, the Borrower shall pay the Lender a draw fee in an amount equal to one percent (1%) of the principal amount of the advance requested in the Notice of Requested Borrowing. The Lender is irrevocably authorized to add the draw fee to the principal amount of the Borrower's indebtedness to the Lender under this Agreement, and to retain the draw fee for the Lender's account, at the time the Lender makes any advance of the Loan proceeds to the Borrower in accordance with this Agreement.

     Purpose                  Subject to the provisions of this  Agreement,  to:
                              (a) fund up to ninety-eight percent (98%) of the Acquisition Cost of each Investment Position acquired by the Borrower; (b) pay accrued interest at the Payment Rate on that portion of the Combined Balance of the Loan that constitutes the Premium Rate Balance of the Loan; (c) pay the Unused Fee in accordance with the paragraph of this Section 3.1 captioned "Unused Fee", above,
                              (d) pay the Draw Fee in accordance with the provisions of this Section 3.1 captioned "Draw Fee" above, and (e) pay Pre-Funding Acquisition Costs in accordance with the provisions of Section
                              11.3 of this Agreement.

     3.2 In determining the Maximum Draw per Investment Position, the following Investments Positions shall be aggregated and treated as one: (a) all Investment Positions in the same legal entity; and (b) concurrent Investment Positions in the same parcel of real estate or item of personal property, or in parcels of real estate that are contiguous to a parcel of real estate in which the Borrower holds an Investment Position.

     3.3 Subject to the terms and conditions of this Agreement and the other Loan Documents, the Lender shall be obligated from time to time to make advances of the Loan to the Borrower subject to and in accordance with the terms and conditions contained in this Agreement and all of the other Loan Documents.

     3.4 The Borrower may terminate this credit facility upon six months' prior written notice to the Lender. Upon the expiration of six months after delivery of such notice to the Lender: (a) the Lender shall have no further obligation to make any further advances of Loan proceeds, and (b) the Borrower shall have no further obligation to pay any portion of the Unused Fee (referred to in Section
3.1 above) thereafter accruing. If the outstanding principal balance of the Loan is zero for a period of six consecutive months, or more, the Lender may, at its option (exercisable by written notice to the Borrower), terminate this credit facility, with such termination to be effective 15 days after the date of delivery of such notice to the Borrower. Upon termination of this credit facility by the Lender: (a) the Lender shall have no further obligation to make any further advances of Loan proceeds, and 9b) the Borrower shall have no further obligation to pay any portion of the Unused Fee (referred to in Section
3.1 above) thereafter accruing. Except as expressly provided in this Section, termination of the credit facility by the Borrower or the Lender pursuant to this Section shall not modify or otherwise affect the rights or obligations of the parties under any of the Loan Documents as then in effect.

Section 4 - Interest Rate; Advance Procedures

     4.1 Interest shall accrue at the rate of sixteen percent (16%) per year, at simple interest (the "Premium Accrual Rate"), on that portion of the outstanding principal balance of the Loan from time to time that constitutes: (a) a Premium Rate Advance; or (b) an Interest Payment Advance; or (c) an Unused Fee Advance; or (d) a Draw Fee Advance; or (e) a Pre-Funding Acquisition Advance (that portion of the Combined Balance of the Loan with respect to which the Premium Accrual Rate applies is referred to in this Agreement as the "Premium Rate Balance of the Loan"). Interest shall accrue at the rate of fifteen percent (15%) per year, at simple interest (the "Standard Accrual Rate"), on the remainder of the outstanding principal balance of the Loan from time to time (the "Standard Rate Balance of the Loan"). Accrued interest on the Combined Balance of the Loan shall be paid quarterly at the rate of nine percent (9%) per year, at simple interest (the "Payment Rate"), in accordance with the provisions of Section 3.1 captioned "Payments", above.

     4.2 Within ten (10) Business Days after the end of each quarter, beginning with the quarter ended November 30, 1998 (or at such earlier time as may be required in order to make the interest payment required upon Sale or Liquidation of an Investment Position), the Borrower shall give the Lender written notice of all Investment Positions acquired during the preceding quarter that the Borrower does not expect to generate annual income of nine percent (9%) or more prior to Sale or Liquidation (any such Investment Position is referred to in this Agreement as a "Premium Rate Investment Position"). An advance of Loan proceeds for the purpose of acquiring a Premium Rate Investment Position is referred to in this Agreement as a "Premium Rate Advance". The Borrower may request an advance of Loan proceeds for the purpose of paying interest at the Payment Rate on that portion of the Combined Balance of the Loan that constitutes the Premium Rate Balance of the Loan. An advance of Loan proceeds for the purpose of paying interest at the Payment Rate on that portion of the Combined Balance of the Loan that constitutes the Premium Rate Balance of the Loan is referred to in this Agreement as an "Interest Payment Advance". An advance of Loan proceeds for the purpose of acquiring an Investment Position that the Borrower does not designate as a Premium Rate Investment Position is referred to in this Agreement as a "Standard Rate Advance". The Borrower shall have no right to advances of Loan proceeds for the purpose of paying interest at the Payment Rate on that portion of the Combined Balance of the Loan that Constitutes the Standard Rate Balance of the Loan. An advance of Loan proceeds for the purpose of paying Pre-Funding Acquisition Costs is referred to in this Agreement as a "Pre-Funding Acquisition Advance".

An advance of Loan proceeds for the purpose of paying the Draw Fee in accordance with that paragraph of Section 3.1 above that is captioned "Draw Fee" is referred to in this Agreement as a "Draw Fee Advance". An advance of Loan proceeds for the purpose of paying the Unused Fee in accordance with that paragraph of Section 3.1 above that is captioned "Unused Fee" is referred to in this Agreement as an "Unused Fee Advance".

     4.3 Within ten (10) Business Days after each March 1, the Borrower shall have the right to reclassify any Investment Position previously designated as a Premium Rate Investment Position to an Investment Position that is not a Premium Rate Investment Position, and to designate any Investment Position not previously designated as a Premium Rate Investment Position to a Premium Rate Investment Position. No such reclassification shall be effective unless written notice thereof is delivered to the Lender within the period specified in the immediately preceding sentence, and such reclassification shall be deemed effective as of the March 1 immediately preceding the Lender's receipt of notice of the reclassification. Any notice of reclassification of an Investment
Position to an Investment Position that is not a Premium Rate Investment Position shall be accompanied by copies of the Borrower's analysis of the basis for such reclassification and the supporting documentation for such analysis.

     4.4 Notwithstanding anything to the contrary contained in the Loan Documents, following the Maturity Date: (a) the outstanding Premium Rate Balance of the Loan shall bear interest at the rate of interest that is 300 basis points above the Premium Accrual Rate; and (b) the Outstanding Standard Rate Balance of the Loan shall bear interest at the rate of interest that is 300 basis points above the Standard Accrual Rate.

     4.5 Interest on advances shall be computed on the basis of a 365-day year and the actual number of days elapsed in the period during which it accrues. In computing interest on any advance, the date of the making of the advance shall be included and the date payment is received shall be excluded; provided that if an advance is repaid on the same day on which it is made, one day's interest shall be paid on that advance.

     4.6 The Borrower shall give the Lender notice of its request for each Loan advance (each a "Notice of Requested Borrowing") not later than 12:00 noon, Ann Arbor, Michigan time, at least two (2) Business Days before the date upon which such advance is requested to be made; provided, however, that in no event shall the Lender be obligated to advance any Loan proceeds until the fifth (5th) Business Day after the Lender's receipt of the Borrower's Due Diligence Documents referred to in Section 4.7 of this Agreement and the Supplemental Security Documents referred to in Section 4.8 of this Agreement. Subject to the terms and conditions of this Agreement, the proceeds of each such requested advance shall be made available to the Borrower by wire transfer of funds to the Borrower's account specified in the Notice of Requested Borrowing.

     4.7 Prior to the Borrower's acquisition of any Investment Position, the Borrower shall deliver to the Lender complete copies of the following documents and items (collectively the"Borrower's Due Diligence Documents"): (a) all initial forms of offering documents, if any, that the Borrower proposes to use in connection with its acquisition of the Investment Position;
(b)profiles/research reports, if any, with respect to the issuer of the Investment Position; (c) financial analyses, including a written description of the valuation assumptions, methods and procedures employed by the Borrower in determining the Carrying Value of the Investment Position; (d) property reports/photos, if any; (e) report on legal due diligence, if any; (f) litigation memorandum, if any; (g) tax analysis, if any, with respect to the Investment Position; (h) reports on Form 10-K, 10-Q and 8-K with respect to the issuer of the Investment Position, to the extent available; and (i) any partnership agreement, partnership certificate, operating agreement, articles of organization, or other constituent documents for the issuer of the Investment Position, if available. If the amount requested in the Notice of Requested Borrowing is more than $500,000, the Lender shall have the right, for any reason or no reason, to refuse to advance any Loan proceeds (regardless of whether the Borrower subsequently reduces the amount of the requested Loan advance to $500,000 or less), by giving the Borrower notice of the Lender's decision not to advance Loan proceeds at any time prior to the expiration of four (4) Business Days after the Lender's receipt of the Borrower's Due Diligence Documents. The Lender also shall have the right, without regard to the amount requested in the Notice of Requested Borrowing, to refuse to advance Loan proceeds to be used in whole or in part to finance the acquisition of limited partnership interests or membership interests in limited liability companies if, in the opinion of the Lender's counsel, the constituent documents of the issuer of such interest prohibit the granting of a security interest therein and in the economic interest represented thereby.

     4.8 Prior to the Borrower's use of Loan proceeds to fund any part of the Acquisition Cost of an Investment Position that, in the opinion of Lender's legal counsel, the then-existing security documents do not cover or do not cover with legally sufficient specificity, the Borrower shall deliver to the Lender such documents as the Lender may reasonably require to create or perfect a valid first priority security interest in the Investment Position to be acquired, or to continue or supplement an existing security document or perfected security interest (collectively the "Supplemental Security Documents"). The Supplemental Security Documents shall include, but shall not necessarily be limited to, such new mortgages, deeds of trust, assignments of rents, leases and profits, security agreements, pledge agreements, financing statements and other security documents as the Lender may require to create and perfect a valid first priority security interest in the Investment Position.

     4.9 The Borrower may prepay any part of the principal balance of the Loan at any time, without prior notice to the Lender and without prepayment penalty or premium.

     4.10 Subject to the terms and conditions of this Agreement, amounts borrowed under the Loan may be repaid and re-borrowed.

     4.11 Unless the Lender agrees in writing, the Borrower shall not acquire any Investment Position: (a) in any real estate that is to the Borrower's Knowledge Contaminated by, or that is the, site of, the disposal or release of any Hazardous Substance, or that to the Borrower's Knowledge is the source of any Contamination of any adjacent property or of any groundwater or surface water; or that to the Borrower's Knowledge is the source of any air emissions in excess of any legal limit now or hereafter in effect; or (b) in any item of personal property that is Contaminated; or (c) in any legal entity that, to the Borrower's Knowledge, owns any real estate having any of the characteristics described in clause (a) of this Section 4.11, or any item of personal property having any of the characteristics described in clause (b) of this Section 4.11.

Section 5 - Security and Release of Collateral

     5.1 Without limiting the terms and conditions of any of the Loan Documents, to secure payment of all obligations and indebtedness of the Borrower to the Lender under this Agreement and all other indebtedness and obligations now and hereafter owing by the Borrower to the Lender, the Borrower shall execute and deliver to the Lender (or, in the case of documents to be executed and delivered by others, shall cause such documents to be executed and delivered to the Lender):

     (a)  a promissory note, substantially in the form of Exhibit A;

     (b) security agreement(s), substantially in the form of Exhibit B, granting to the Lender valid first priority security interests in all assets of the Borrower and of Madison Liquidity Investors 104, and all additions thereto and substitutions, increments, proceeds and products thereof;

     (c) pledge agreement(s), substantially in the form of Exhibit C, granting to the Lender a valid first priority security interest in 100% of the Borrower's outstanding equity interests;

     (d) a pledge agreement, substantially in the form of Exhibit D, granting to the Lender a valid first priority security interest in all cash and cash equivalents now or hereafter on deposit in the Cash Collateral Account;

     (e) a pledge agreement, substantially in the form of Exhibit E, granting to the Lender a valid first priority security interest in all certificated securities now or hereafter on deposit in the Securities Collateral Account;

     (f) within 45 days after the date of this Agreement, an account control agreement(s), substantially in the form of Exhibit F, granting to the Lender control over the Securities Collateral Account and the Cash Collateral Account;

     (g)  a cross-default agreement, substantially in the form of Exhibit G;

     (h) within 45 days after the date of this Agreement, an assignment of a policy of life insurance on the life of Bryan E. Gordon in the amount of $2.5 million (such life insurance policy shall be acceptable in form and substance to the Lender and shall be issued by Sun Life of Canada or another life insurance company approved by the Lender, which approval shall not be unreasonably withheld);

     (i) within 45 days after the date of this Agreement, an assignment of a policy of life insurance on the life of Ronald M. Dickerman in the amount of $2.5 million (such life insurance policy shall be acceptable in form and substance to the Lender and shall be issued by John Hancock Mutual Insurance Company or another life insurance company approved by the Lender, which approval shall not be unreasonably withheld);

     (j)  the Guarantee;

     (k) all financing statements, assignments, document of title, and other documents, agreements, and instruments as the Lender may reasonably request in connection with the creation, perfection and priority of any security described above; and

     (l)  all of the Supplemental Security Documents.

     5.2 All Investment Positions which, in the opinion of Counsel for the Lender, constitute certificated securities (as defined by UCC Section 8 in effect in the state of organization of the issuer) shall be deposited and maintained in the Securities Collateral Account and shall be released therefrom only upon arrangement for payment to the Collateral Agent, for the benefit of the Lender, of the Required Release Price. The Required Release Price shall be calculated by the Borrower, in accordance with the applicable provisions of this Agreement, at the time the Borrower submits a Request for Release of Collateral to the Collateral Agent. Upon receipt by the Collateral Agent of a Request for Release of Collateral, the Collateral Agent shall forward a copy thereof, by facsimile and U. S. mail, and by a nationally recognized overnight courier service (such as Federal Express, UPS, Purolator, or the like) to the Lender for delivery on the next Business Day. The Collateral Agent shall be authorized to release the Collateral described in the Request for Release of Collateral upon receipt of evidence of arrangement for payment of funds to the Collateral Agent, for the account of the Lender, in the amount of the Required Release Price specified in the Request for Release of Collateral. The Collateral Agent shall, immediately upon receipt thereof, remit to the Lender all sums tendered to the Collateral Agent by the Borrower by wire transfer of collected funds to the account specified by written notice from Lender to Collateral Agent. The Borrower shall not be entitled to the release of any Collateral from the Securities Collateral Account any time after the Lender declares, by written notice to the Collateral Agent and the Borrower, the existence of an Event of Default.

     5.3 All documents evidencing or otherwise relating to Investment Positions other than certificated securities shall be held by the Borrower until the Lender makes written demand therefor following the occurrence of an Event of Default; subject, however, to a perfected first security interest therein in favor of the Lender. Except as otherwise provided in this Agreement, the Borrower shall be entitled to sell or otherwise dispose of any such Investment Position only upon (a) delivery to the Lender of a Request for Release of Collateral, which shall include the Borrower's calculation of the Required
Release Price therefor, determined by the Borrower in accordance with the applicable provisions of this Agreement, and (b) arrangement for payment to the Lender, by wire transfer of collected funds to an account specified by the Lender, of the Required Release Price specified in the Request for Release of Collateral or such other amount the Lender may determine to be required by this Agreement. The Borrower shall not be entitled to release of any Collateral in its possession at any time after the Lender declares, by written notice to the Borrower, the existence of an Event of Default.

     5.4 The Borrower shall request a release and discharge of the Lender's security interest in Investment Positions which, in the opinion of counsel for the Lender, constitute direct interests in real property or tangible personal property by (a) delivering to the Lender a Request for Release of Collateral, which shall include the Borrower's calculation of the Required Release Price therefor, determined by the Borrower in accordance with the applicable provisions of this Agreement, and (b) tendering payment to the Lender, by wire transfer of collected funds to an account specified by the Lender, of the Required Release Price specified in the Request for Release of Collateral or such other amount as the Lender may determine to be required by this Agreement. The Lender shall be obligated to release and discharge its security interest in any Collateral of the type described in this Section 5.4 on the fifth (5th) Business Day after its receipt of the Request for Release of Collateral (provided the Lender has then received the Required Release Price and the Lender has not then declared, by written notice to the Borrower, the existence of an Event of Default).

     5.5 Upon Sale or Liquidation of each Investment Position, the Borrower shall apply the proceeds of Sale or Liquidation first to making the payments required under the paragraph of Section 3.1 captioned "Payments", above. The
Borrower thereafter shall be entitled to deduct from the remaining proceeds of Sale or Liquidation the amount required to pay the Federal, State and Municipal income tax liability of the ultimate beneficial owners for income tax purposes (taking into account all tiering arrangements) of the Borrower arising in connection with the Sale or Liquidation of or other distribution from an Investment Position. The Borrower shall apply 100% of the balance of the proceeds of Sale or Liquidation to funding the Cash Collateral Account until such time as the principal amount on deposit therein is equal to ten percent (10%) of the Combined Balance of the Loan. The amount on deposit in such Cash Collateral Account shall be invested in such Permitted Investments as may be designated by the Borrower. All amounts in excess of ten percent (10%) of the Combined Balance of the Loan may be paid out by the Borrower at any time prior to the Lender making a written demand on the Collateral Agent following the occurrence of an Event of Default. The Borrower shall be entitled to all interest earnings on such funds unless and until the Lender makes written demand therefor on the Collateral Agent following the occurrence of an Event of Default.

     5.6 The proceeds of the policies of the life insurance policies referred to in Sections 5.1(e) and 5.1(f) above shall, upon receipt by the Lender, be applied toward reduction of the Combined Balance of the Loan, with application first to the Premium Rate Balance and then to the Standard Rate Balance. Any remaining proceeds after such application shall be promptly remitted to the Borrower.

     5.7 To further secure payment of the Loan and all of the Borrower's liabilities and obligations to the Lender, the Borrower grants to the Lender a continuing security interest in any and all securities and other property of the Borrower in the custody, possession or control of the Lender. The Lender shall have the right at any time after an Event of Default to apply its own debt or liability to the Borrower in whole or partial payment of the Loan and any other present or future indebtedness of the Borrower to the Lender, without any requirement of mutual maturity.

     5.8 Any of the Borrower's other property in which the Lender has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the collateral for the Loan and any other present or future indebtedness of the Borrower to the

Lender (whether or not arising under this Agreement).

Section 6 - Affirmative Covenants

     Beginning on the date of this Agreement and continuing until the Lender has no further obligation to make advances of the Loan to the Borrower pursuant to this Agreement and the Loan and all other indebtedness of the Borrower to the Lender has been repaid in full, the Borrower shall:

     6.1 Furnish to the Lender:

     (a) within 120 days after the end of each of the Borrower's fiscal years, beginning with its fiscal year ending December 1, 1998, an audited financial report prepared in accordance with GAAP by Sax, Macy, Fromm & Co. or replacement independent certified public accountants satisfactory to the Lender, containing the Borrower's balance sheet as of the end of that year, its related profit and loss, and a statement of shareholder's equity for that year, its statement of cash flows for that year, together, with any management letter prepared by those certified public accountants, and such comments and financial details as are customarily included in reports of like character and the unqualified opinion of the certified public accountants as to the fairness of the statements therein and together with such written assurances as the Lender may reasonably request from the Borrower's independent certified public accountants to confirm the Lender's entitlement to rely upon such audited financial report and accompanying materials;

     (b) within 45 days after the end of each calendar quarter, beginning with the calendar quarter ended December 31, 1998, a written report summarizing all acquisitions of Investment Positions by the Borrower for the preceding quarter and the results of the Sale or Liquidation of each Investment Position for the preceding quarter;

     (c) within 5 days after the end of each week, a written report summarizing all Investment Positions that the Borrower acquired or offered to acquire during the preceding week, and the status of all then outstanding offers by the Borrower to acquire Investment Positions, whether such offers were made in the preceding week or earlier;

     (d) such other information, books, and records the Lender may reasonably request, in such form and at such time and place as the Lender may reasonably request, concerning the Borrower's activities and plans that are prepared by or for the Borrower in the Ordinary Course; and

     (e) within 120 days after the end of each of the Borrower's fiscal years, an update of the Borrower's estimated value of each Investment Position then owned, taking into account all relevant realized events that occurred during the preceding year.

     6.2 Promptly in form the Lender of the occurrence of any Event of Default, or of any occurrence that, with the giving of notice or the lapse of time, or both, would be an Event of Default, and of any other occurrence which has a Material Adverse Effect; grant to the Lender or its representatives the right to examine the Borrower's books and records and the Collateral at any reasonable time or times on reasonable notice; maintain complete and accurate books and records of its transactions in accordance with good accounting practices; and furnish to the Lender any information that it may reasonably request concerning the Borrower's financial affairs that is prepared by or for the Borrower in the Ordinary Course within 10 business days after receipt of a request for that information.

     6.3 Maintain insurance, including, but not limited to, fire and extended coverage in insurance, workers' compensation insurance, and casualty and liability insurance with responsible insurance companies on such of its properties and against such risks and in such amounts as is customarily maintained by similar businesses; furnish to the Lender upon its request the details with respect to that insurance and satisfactory evidence of that insurance coverage. Each insurance policy required under this Section 6.3 shall be, to the extent practicable, written or endorsed so as to make losses, if any, payable to the Borrower and the Lender as their respective interests may appear, and shall include, where appropriate, a mortgage clause or endorsement in favor of the Lender in form and substance satisfactory to the Lender.

     6.4 Pay and discharge, as often as the same may become due and payable, all taxes, assessments and other governmental monetary obligations, of whatever nature, that may be levied or assessed against it or any of its properties, unless and to the extent only that in a jurisdiction where payment of taxes and assessments is abated during the period of any contest, those taxes or assessments shall be contested in good faith by appropriate proceedings and that the Borrower shall have set aside on its books adequate reserves with respect to those taxes and assessments.

     6.5 Pay and perform at the time such payment or performance is due, all indebtedness and obligations owing by it, and pay all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable, except any indebtedness, obligation or claim being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves with respect to such indebtedness, obligation or claim.

     6.6 Maintain its existence as a limited liability company in good standing in the State of Delaware and its qualification in good standing in every other jurisdiction in which the failure to be so qualified or authorized to do business would have a Material Adverse Effect; continue to conduct and operate its business substantially as contemplated to be conducted and operated and as MACG has conducted and operated its business in the past; and comply with all governmental laws, rules, regulations, and orders applicable to it, the failure to comply with which would or may have a Material Adverse Effect.

     6.7 Act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments; and keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties that are necessary to the conduct of its business.

     6.8 Notify the Lender in writing within 30 days after receipt whenever the Borrower receives written notice of (a) the commencement or threatened commencement of formal proceedings or any investigation by a federal or state environmental agency against the Borrower, or any property owned by the Borrower, or by any entity in which the Borrower holds an Investment Position, or regarding compliance by the Borrower with Environmental Laws, or (b) any other judicial or administrative proceeding or litigation commenced against the Borrower, except those occurring in the Ordinary Course that would not have a Material Adverse Effect. The Borrower shall, promptly upon request, deliver to the Lender copies of such pleadings, documents and other information concerning such pending or threatened claim or proceeding as the Lender may reasonably request.

     6.9 Promptly provide to the Lender copies of any correspondence received by the Borrower or an Affiliate from any governmental authority regarding any alleged violation of law by the Borrower or any Affiliate that could have a Material Adverse Effect.

     6.10 Comply with all applicable laws, including but not limited to federal and state securities laws, applicable to the Borrower's acquisition, or offer to acquire, an Investment Position, and to furnish to the Lender, promptly upon written request, the Borrower's due diligence legal review with respect to such Investment Position.

     6.11 At all times preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, agency agreements, trade names, patents, trademarks, copyrights, licenses and service marks, the loss of which could have a Material Adverse Effect.

     6.12 Permit representatives of the Lender, on reasonable notice, during the Borrower's normal business hours, to enter the Borrower's premises, review the Borrower's business records, and interview the Borrower's employees as reasonably required by the Lender to conduct periodic audits of the Borrower's business and the Borrower's compliance with its obligations under this Agreement.

     6.13 Refer to the Lender any opportunities to purchase or otherwise acquire nursing home facilities, assisted living facilities and the like of which the Borrower or its Affiliates acquire knowledge; it being further agreed that the Lender will, to the extent it is permitted to do so by the terms of the Opportunity Agreement dated April 2, 1998 with Omega Worldwide, Inc., refer to the Borrower all opportunities to acquire interests in limited partnerships, limited liability companies and other limited liability vehicles, or to acquire at discount future income streams, of which Lender acquires knowledge. Neither party shall be required by this Section to divulge information that it acquired in confidence, and any information that may be furnished to a party pursuant to this Section shall be furnished without any representation or warranty whatever. Neither party shall be liable to the other for money damages for breach of this Section 6.14, or for any loss, cost or damage incurred by a party as a result of its acts or omissions in response to information furnished pursuant to this Section 6.14.

     6.14 Cooperate with Lender by all reasonable means to do such things as the Lender may reasonably request in writing to preserve the Lender's status as a "real estate investment trust" under the IRC, including but not limited to divesting one or more Investment Positions in which the Lender holds a security interest if, in the written opinion of outside counsel to the Lender, it is more probable than not that retention by the Lender of such security interest, or ownership of such Investment Position(s) following foreclosure or other realization upon such security interest, would jeopardize the Lender's status as a "real estate investment trust" under the IRC if such issue were to be raised in an administrative or judicial proceeding. Payment of the Required Release Price shall be made after the Lender makes written demand upon the Borrower and delivers to the Borrower, wine such written demand, a copy or written summary of the opinion of the Lender's said outside counsel upon which the demand is based, within thirty (30) days after the effective date of the divestiture.

     6.15 In order to preserve and ensure the Borrower's separate and distinct identity:

     (a) establish and maintain a post office address that is separate and apart from that of any Affiliate;

     (b) maintain separate records and books of account from those of any Affiliate;

     (c) not commingle assets, funds or accounts with those of any Affiliate (except that the Borrower may, without breaching this Section 6.15(c), periodically deposit funds of the Borrower and its Affiliates with a service agent to enable such agent to remit such funds, on behalf of the Borrower and its Affiliates, to employees and independent contractors of the Borrower and its Affiliates or to investors from whom the Borrower or its Affiliates buy Investment Positions);

     (d) conduct its own business in its own name (except that the Borrower may, without breaching this Section 6.15(d), make offers to acquire Investment Positions, and may consummate acquisitions of Investments Positions, for its own account through and in the name of its wholly-owned subsidiary, Madison Liquidity Investors 104 or, upon the expiration of not less than 10 Business Days after delivering such supplemental security documents and financing statements as the Lender may require, in the name of any other majority owned subsidiary of the Borrower;

     (e)  maintain financial statements separate from any Affiliate;

     (f) pay any liabilities out of its own funds, including salaries of any employees (except as otherwise permitted in Section 6.16(c) above);

     (g) Maintain relationships with its Affiliates that are not inequitable as to the Lender or other third-parties who are justifiably relying upon the separateness of the Borrower from its Affiliates;

     (h) Not guarantee or become obligated for the debts of any other entity, including any Affiliate, except for the endorsement of negotiable instruments for deposit or collection in the Ordinary Course, or hold out its credit as being available to satisfy the obligations of others;

     (i)  Use stationery, invoices and checks separate from any Affiliate;

     (j) Not pledge its assets for the benefit of any other entity, including any Affiliate; and

     (k) At all times have a class of managers whose unanimous vote will be required to approve the filing of a petition in bankruptcy, an assignment for the benefit of creditors or any similar federal or state authorized procedure for debt or relief, of which at least one manager may be designated by the Lender at anytime.

Section 7 - Negative Covenants

     Beginning on the date of this Agreement and continuing until the Lender has no further obligation to make advances of the Loan to the Borrower pursuant to this Agreement and the Loan and all other indebtedness of the Borrower to the Lender has been repaid in full, the Borrower shall not, without the prior written consent of the Lender:

     7.1 Create or permit to exist any lien, mortgage, pledge, attachment, garnishment, execution, or other legal process, or encumbrance on any of the Collateral, except Permitted

Liens.

     7.2 Guarantee, endorse, assume, or otherwise incur or suffer to exist any contingent liability in respect of, any obligation of any other person, firm, or corporation, except by the endorsement of negotiable instruments for deposit or collection in the Ordinary Course.

     7.3 Purchase or otherwise acquire all, or substantially all, of the assets, obligations, or capital stock or equity interests in any other person or legal entity.

     7.4 Purchase, retire, redeem, or otherwise acquire any of its outstanding equity interests or declare or pay dividends or make any other distribution of its assets, by reduction of capital or otherwise, other than (a) as permitted by
Section 5.5 and (b) in connection with the organization of subsidiaries or other affiliates to facilitate the operation of its business.

     7.5 Subordinate any indebtedness owing to the Borrower by any person, firm, or corporation to indebtedness of that person, firm, or corporation owing to any other person, firm, or corporation.

     7.6 Engage, directly or indirectly, in any line of business other than the acquisition of Investment Positions.

     7.7 Issue, incur, assume, or permit to remain outstanding any Indebtedness, other than Indebtedness owing to the Lender.

     7.8 Change its fiscal year or method of accounting except as required by GAAP.

     7.9 Change its name or the name of Madison Liquidity Investors 104 without prior written approval from the Lender; except that the Borrower may change its name or the name of Madison Liquidity Investors 104 if the Borrower has given 60 days' prior written notice of the name change and has taken such action as the Lender deems necessary to continue the perfection of the security interests and liens granted to the Lender under the Loan Documents.

     7.10 Establish, maintain or participate in an employee benefit pension plan with respect to which the Borrower is an "employer" or "party in interest", as those terms are defined in ERISA.

     7.11 Name or otherwise identify the Lender in any documents used by the Borrower in connection with its acquisition of any Investment Positions, or in connection with any offer to acquire any Investment Positions.

     7.12 Use Loan proceeds to acquire any "margin stock", within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, without prior written notice to the Lender.

Section 8 - Application of Proceeds

     The proceeds of the Loan shall be used by the Borrower solely for the purpose set forth in Section 3, and for no other purpose.

Section 9 - Events of Default and Remedies

     9.1 The following events shall constitute an "Event of Default" under this Agreement, the occurrence of which shall entitle the Lender to pursue any and all rights and remedies, legal and equitable, available to it under any Loan Document or otherwise. The Occurrence of an Event Default under this Agreement shall constitute a default under each and every other Loan Document. The Lender's rights and remedies are cumulative and may be exercised concurrently or successively from time to time. Any action by the Lender against any property or party shall not serve to release or discharge any other security, property or party in connection with this transaction. The Events of Default are as follows:

     (a) Failure to pay the principal or interest on the Borrower's present or future indebtedness to the Lender, whether or not arising pursuant to this Agreement, when and as the same shall be due and payable, whether by acceleration or otherwise; provided that such default has not been cured prior to the expiration of ten (10) days following the date upon which the Lender gives the Borrower written Notice of Default. In this
          Section 9, Notice of Default shall be deemed to have been given (i) on the date of personal delivery of such written notice to a Guarantor, or (ii) on the date on which a duly authorized representative of the Borrower acknowledges receipt of such written notice, or (iii) on the day after sending such written notice to the Borrower by a commonly recognized overnight courier service, such as Federal Express, Purolator, UPS or the like, or (iv) on the third day after sending such written notice to the Borrower by facsimile (to both numbers set forth in Section 16.7) or by depositing the same in the United States mail, postage prepaid, for delivery to the Borrower.

     (b) Failure to observe, perform and comply with any of the obligations evidenced or secured by a Loan Document, other than as provided in Sections 9.1(a) above; provided that such default has not been cured prior to the expiration of thirty (30) days following the date upon which the Lender gives the Borrower written Notice of Default.

     (c) Failure to duly and punctually pay, observe and discharge all Indebtedness and other obligations of the Borrower to any third party, unless the same is being contested in good faith by appropriate proceedings and the Borrower has set aside on its books adequate reserves with respect to such Indebtedness or other obligations.

     (d) The discovery by the Lender of any material inaccuracy in any statement, assurance, representation, covenant, warranty, term or condition by the Borrower contained in this Agreement or in any document delivered or to be delivered by or on behalf of the Borrower pursuant to this Agreement, which inaccuracy would result in a Material Adverse Effect (except that inaccuracies in the Borrower's Due Diligence Documents attributable to the fault or neglect of third-parties shall not constitute a breach of this Section 9.1(d)), or in any other Loan Document, or in any other agreement between the Borrower and the Lender.

     (e) The filing of a petition by or against the Borrower or any Affiliate seeking relief under the Federal Bankruptcy Code, 11 U.S.C. ss. 101, et seq., and any amendments thereto, or any similar law or regulation, whether federal, state or local, not dismissed within 30 days.

     (f) The commencement of a proceeding by or against the Borrower or any Affiliate under any statute or other law providing for an assignment for the benefit of creditors, the appointment of a receiver, or any other similar law or regulation, whether federal, state or local, not dismissed within 30 days.

     (g) The garnishment, attachment, levy or other similar action taken by or on behalf of any creditor of the Borrower, any Affiliate, or any of their respective properties which could have a Material Adverse Effect.

     (h) Any change in control of the Borrower, Madison Liquidity Investors 104, MACG from that disclosed in Section 2 of this Agreement.

     9.2 The Lender may, at its option, terminate its obligation to make advances of the Loan, without notice to the Borrower: (a) upon the occurrence and continuance of any Event of Default set forth in subsections 9.1(a) through 9.1(h) above; or (b) upon the occurrence and continuance of any event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or (C) upon the death or disability of Bryan E. Gordon.

     9.3 Upon the occurrence and continuance of any Event of Default set forth in subsections 9.1(a) through 9.1(h) above, the Lender shall have the right (a) to declare all outstanding principal and accrued interest on the Loan, and on any other indebtedness of the Borrower to the Lender (whether or not arising under this Agreement) to be immediately due and payable, without presentment, demand, or notice of any kind, all of which are hereby expressly waived by the Borrower, and (b) to exercise any and all remedies that it may have for default under any Loan Document or at law or in equity, and such remedies may be exercised concurrently or separately until all of the Borrower's indebtedness to the Lender (whether or not arising under this Agreement) and each and every one of the Borrower's obligations to the Lender (whether or not arising under the Loan Documents) have been fully satisfied. In connection with the enforcement of any such remedies of the Lender, the Lender and its employees, attorneys, agents, and other persons and entities designated by the Lender, shall have the right, without notice, to enter the Borrower's places of business for such purposes as may be reasonably required to permit the Lender to preserve, protect, take possession of and/or sell or otherwise dispose of any Collateral, and to store the Collateral at the Borrower's places of business, without charge, for such periods as may be determined by the Lender.

     9.4 Upon the  expiration of 180 days after the death or Disability of Bryan
E. Gordon, the Lender shall have the right to declare all outstanding principal and accrued interest on the Loan, and on any other indebtedness of the Borrower to the Lender (whether or not arising under this Agreement) to be immediately due and payable, without presentment, demand, or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Lender thereafter shall have all of the rights, and the Borrower shall have all of the obligations, provided for in Section 9.3 above.

Section 10 - Conditions Precedent to Advances of the Loan

     In addition to the other conditions Precedent to advances described in this Agreement, each Loan advance requested under this Agreement shall be subject to prior satisfaction of the following conditions:

     10.1 The representations and warranties contained herein and in the other Loan Documents shall be true, correct and accurate in all material respects on and as of the Funding Date of such requested advance, except for those relating to specific dates or time periods and as changed as permitted by this Agreement.

     10.2 The Borrower shall have performed in all material respects all agreements and satisfied all conditions that this Agreement and each of the other Loan Documents provides shall be performed by the Borrower on or before such Funding Date.

     10.3 No order, judgment or decree of any court, arbitrator, or governmental authority, shall purport to enjoin or restrain the Lender from making such an advance.

     10.4 There shall not be pending or, to the Borrower's Knowledge threatened:
(a) any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or an Affiliate, or any property of the Borrower or an Affiliate, that, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect upon the Borrower or an Affiliate; and (b) there shall have occurred no development in any action, suit, proceeding, governmental investigation or arbitration previously disclosed to the Lender pursuant to this Agreement, that, in the opinion of the Lender, could reasonably be expected to have a Material

Adverse Effect upon the Borrower or an Affiliate. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, this Agreement or the making of the Loan hereunder.

     10.5 Since the date of the most recent Borrower and Affiliate financial statements submitted to the Lender, pursuant to Section 2.7, nothing shall have occurred or become known which the Lender shall have determined has a Material Adverse Effect upon the Borrower or an Affiliate.

     10.6 The Lender shall have received a Notice of Requested Borrowing at the time and in form required by Section 4.6 above. The furnishing by the Borrower of a Notice of Requested Borrowing shall be deemed to constitute a representation and warranty of the Borrower to the effect that all the conditions set forth in this Agreement for the requested advance are satisfied as of the date of delivery and will be satisfied on the applicable Funding Date.

Section 11 - Limitation on Loan Advances

     11.1 Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the principal amount of the Loan that may be used by the Borrower to make Non-Qualified REIT Investments shall not exceed 4.5% of the Value of the Lender's Total Assets.

     11.2 The Lender shall not be required to make any advance of the Loan proceeds unless, simultaneously with the Lender making an advance of the Loan proceeds, the Borrower pays cash in an amount equal to at least two percent (2%) of Acquisition Cost of such Investment Position. The Borrower shall, upon request by the Lender, demonstrate to the Lender that the Borrower has the requisite cash available for and irrevocably committed to such purpose, and that such cash was in fact so applied by the Borrower.

     11.3 The Borrower expects from time to time to incur due diligence expenses and other expenses in connection with its evaluation of potential Investment Positions that the Borrower ultimately decides not to acquire (such costs are referred to in this Agreement as "Pre-Funding Acquisition Costs"). The Borrower shall be entitled to request advances of Loan proceeds to pay such Pre-Funding Acquisition Costs provided that they do not exceed, as to any Investment Position, $50,000 or 75% of the anticipated Carrying Cost of the Investment Position, whichever is less.

Section 12 - Option to Restructure Investments

     The Lender may apply to the IRS for a ruling as to whether "look-through treatment"
will be accorded Investment Positions acquired by the Borrower using proceeds of the Loan. For purposes of this Agreement, "look-through treatment" would be deemed to be so accorded if the IRS were to rule that, for purposes of determining whether, as to the Lender, such Investment Positions constitute "real estate assets" within the meaning of IRC Section 856(c)(5)(B) and Treasury Regulation 1.856-3(g), the Lender will be deemed to be the owner of such Investment Positions. If, within six months after the date of this Agreement, the IRS rules that "look-through treatment" will not be accorded such Investment Positions, or the Lender withdraws, under any circumstances, its application prior to the issuance by the IRS of its ruling, the Lender and the Borrower agree that it will be in their mutual interest to restructure the debtor-creditor relationship established pursuant to this Agreement with respect to the real estate portion of the Borrower's Investment Position portfolio as necessary to convert the revenue stream to be derived by the Lender on account of such Investment Positions from "interest income" to "rents from real property" as defined in IRC Section 856(d)(i) for federal income tax purposes. The Borrower shall use good faith efforts to assist the Lender in accomplishing such objective within three months after being requested to do so in writing by the Lender. All reasonable expenses incurred in connection with restructuring the debtor-creditor relationship in the manner specified in this Section shall be borne 50% by the Lender and 50% by the Borrower.

Section 13 - Acceptance of Proceeds

     The   acceptance  of  the  proceeds  of  the  Loan  shall   constitute  the
representation and warranty by the Borrower to the Lender that all of the applicable conditions specified herein have been satisfied as of that time, except for such conditions that have been expressly waived in writing hereunder by the Lender.

Section 14 - Confidentiality

     14.1 The Borrower and the Lender acknowledge that in the course of the business relationship reflected in this Agreement, the Borrower and/or its Affiliates will or may disclose to the Lender proprietary or confidential information ("Confidential Information"), including, without limitation, client lists, business plans and strategies and the forms of documents employed by Borrower or its Affiliates. (A party who discloses such Confidential Information is referred to hereafter as a "Disclosing Party" and the party who receives such information is referred to hereafter as a "Receiving Party".) A Receiving Party shall not at any time during the term of the Loan Agreement or thereafter disclose or use in any manner other than for a Permitted Use (as defined below) any Confidential Information received by it, except to the extent required by a court order or other legal process, in which event the Receiving Party shall provide the Disclosing Party with timely notice of such order or process and cooperate with the Disclosing Party (at the expense of the Disclosing Party) in any attempts to stay or limit required disclosure. Except as described in the definition of "Permitted Use" below, Confidential Information shall not include
(a) information (other than the form of documents employed by the Borrower and/or its Affiliates) which is now, or subsequently becomes, in the public domain, other than through a violation of the Receiving Party's obligations hereunder, (b) information that was available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party prior to its disclosure by the Disclosing Party, (c) information that becomes available to the Receiving Party on a nonconfidential basis from a Source other than the Disclosing Party, which source is not otherwise bound by a confidentiality agreement, or other obligations of secrecy to, the Disclosing Party or (d) information that was independently developed or discovered by the Receiving Party.

     14.2 The Disclosing Party shall be entitled to injunction and other equitable relief without the necessity of posting a bond in the event of any failure by a Receiving Party to comply with the provisions of this Section 14, and to recovery from the Receiving Party of the Disclosing Party's reasonable attorneys' fees and expenses incurred in obtaining such relief. A Receiving Party shall indemnify the Disclosing Party and hold it harmless from and against any and all loss, damage, liability, cost or expense (including reasonable attorneys' and experts' fees) incurred by the Disclosing Party as a result of the breach by such Receiving Party of any obligation under this Section 14. The provisions of this Section 14.2 in respect of equitable relief shall in no way be deemed to limit the remedies of a Disclosing Party.

     14.3 "Permitted Use" of Confidential Information by a Receiving Party shall be limited to the use of such information for the sole purpose of carrying out its obligations, availing itself of its remedies and administering the loans made pursuant to this Loan Agreement. Confidential Information may be disclosed on a need to know basis to advisors to the Lender (including, without limitation, Counsel and tax advisors), it being understood, however, that such advisors shall be informed by the Lender of the confidential nature of the Confidential Information and shall agree to be bound by the provisions of this
Section 14. The parties understand and agree that the Lender may be required to file reports or respond to inquiries by regulatory agencies, which reports and responses shall be deemed a Permitted Use, it being agreed, however, that every effort will be made by Lender to limit the amount of Confidential Information included in any such report or response and that Lender will include in any such report or response only so much of the Confidential Information as Lender is advised by written opinion of its outside counsel is required.

Section 15 - Indemnification

     15.1 The Lender shall indemnify and hold harmless the Borrower, Madison Liquidity Investors 104, and any of their respective officers and employees, members, managers or directors (each an "Indemnified Party" and collectively "Indemnified Parties") from and against any and all loss, liability, claim and expense arising under the federal or state securities laws and resulting directly and solely from the Lender's failure to fund a Loan advance pursuant to this Agreement if: (a) such failure to fund constitutes a breach by the Lender of its obligations under this Agreement and (b) such breach continues for a period in excess of five (5) Business Days after the date specified by the Borrower as the date upon which the advance was to be made.

     15.2 The Borrower shall indemnify and hold harmless the Lender and any of its officers, employees, managers or directors (each an "Indemnified Party" and collectively "Indemnified Parties") from and against any and all loss, liability, claim and expense, arising as a result of a violation of the federal or state securities laws in connection with an offer to acquire, or the acquisition of, an Investment Position.

     15.3 This indemnification shall apply to any Indemnified Party who is a party or subject of any pending or completed action, suit or proceeding, whether civil or administrative in circumstances governed by Section 15.1 or 15.2.

     15.4  All  reasonable   expenses  and  costs  of  the  Indemnified  Parties
(including, without limitation, attorneys and experts fees) in defending, investigating or appealing any action, suit or proceeding shall be paid by the Lender, with respect to its obligations under Section 15.1, or the Borrower, with respect to its obligations under Section 15.2 (in each case, the
"Indemnifying Party"), within ten (10) Business Days of submission by an Indemnified Party of a request for such reimbursement, together with reasonable substantiation of the expenses and costs involved. The Indemnifying Party shall have the right to approve the Indemnified Parties' counsel and such counsel may, at the option of the Indemnifying Party, represent more than one of the Indemnified Parties so long as no conflict of interest exists which would preclude such counsel from representing one or more of the Indemnified Parties. In the event there is a good faith dispute between the Indemnified Parties and the Indemnifying Party as to whether this Section 15 applies to such action, suit or proceeding, the Indemnifying Party shall not be obligated to make any advance for expenses and costs under this Section 15.4 pending a determination by a court of competent jurisdiction of the applicability of this Section 15. Any offer of settlement or compromise of a claim shall be promptly communicated to the Indemnifying Party and shall not be accepted unless agreed upon in writing by the Indemnified Parties and the Indemnifying Party. If the Indemnified Party declines to accept a bona fide offer of settlement which is recommended by the Indemnifying Party, the maximum liability of the Indemnifying Party shall not exceed that amount which it would have been liable for had such settlement been accepted. If the Indemnifying Party declines to accept a bona fide offer of settlement recommended by the Indemnified Parties, the Indemnifying Party shall be liable for whatever outcome results from such third-party claim.

     15.5 The indemnification and reimbursement of expenses and costs pursuant to this Section 15 shall be the Indemnified Parties' exclusive remedy (a) with respect to the Lender for matters covered by Section 15.1 and (b) with respect to the Borrower for matters covered by Section 15.2.

Section 16 - Miscellaneous

     16.1 The Borrower and the Lender shall, within 45 days after the date of this Agreement, exchange a written accounting of the reasonable and customary out-of-pocket costs each incurred in connection with the negotiation of the Loan Documents and the closing of the Loan (the "Loan Documentation and Closing Costs"). The Loan Documentation and Closing Costs incurred by the Lender shall be added to the Loan Documentation and Closing Costs incurred by the Borrower, and each party shall pay 50% of the grand total of the Loan Documentation and Closing Costs. Any payment that one party is required to pay to the other to equalize the Loan Documentation and Closing Costs borne by each shall be paid, in cash, within 60 days after the date of this Agreement. Only those reasonable and customary out-of-pocket costs properly appearing on the written accounting referred to in the first sentence of this Section shall be allocated between the parties pursuant to this Section; none of the costs referred to in Section 16.2 of this Agreement shall be allocated between the parties pursuant to this
Section 16.1.

     16.2 The Borrower shall reimburse the Lender for all reasonable costs (including but not limited to reasonable fees and expenses for appraisers, attorneys, architects, accountants, brokers, copy services, court reporters, engineers, expert witnesses, overnight couriers, recording fees and taxes, title and lien searches, and surveyors) incurred by the Lender in: (a) creating and perfecting a first priority security interest in the Collateral; (b) preserving and protecting the Collateral; (c) enforcing any provision of any of the Loan Documents; (d) collecting the Loan or any other present or future Indebtedness of the Borrower to the Lender, whether or not arising under this Agreement; and
(e) foreclosing any lien or security interest in any of the Collateral, or in taking action in lieu of foreclosure.

     16.3 The Borrower acknowledges that the Lender shall have the right, upon an Event of Default, or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, to set off any indebtedness from time to time owing to the Borrower by the Lender against any indebtedness that shall at any time be due and payable by the Borrower to the Lender.

     16.4 Each and every right granted to the Lender hereunder or under any other Loan Document, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof or as a waiver of any other right. No single or partial exercise by the Lender of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Lender of any default shall be effective unless in writing and signed by the Lender, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion. This Agreement may not be amended except by a writing signed by all the parties hereto.

     16.5 The relationship between the Borrower and the Lender is solely that of borrower and lender. The Lender has no fiduciary responsibilities to the Borrower as a result of this Loan Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection, supervision, or information supplied to the Borrower by the Lender is for the protection of the Lender and neither the Borrower nor any third party is entitled to rely thereon. Neither the Borrower nor the Guarantors have any fiduciary responsibility toward the Lender as the result of this Loan Agreement, the other Loan Documents and the consummation of the transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, neither the Borrower nor the Guarantors is acting as an investment advisor, investment manager, financial planner, financial consultant or supplier of financial services to the Lender, within the meaning of any federal or state regulatory pattern or otherwise.

     16.6 This Agreement is made in the State of Michigan. The validity of this Agreement, and the validity of any documents incorporated herein or executed in connection herewith, and the construction, interpretation and enforcement thereof, and the rights of the parties thereto, shall be determined under and construed in accordance with the internal laws of the State of Michigan, without regard to principles of conflicts of law.

     16.7 Any and all notices or other communications required or permitted under this Agreement shall be in writing, and shall be served either personally or by certified United States mail with postage thereon full prepaid addressed to the Borrower as:

                  Madison/OHI Liquidity Investors, LLC
                  For Federal Express:  592 Fallen Leaf Way
                                        Incline Village, NV 89451
                  For Regular Mail:     P.O. Box 7461
                                        Incline Village, Nevada 89452
                  Attention: Bryan E. Gordon, Managing Director
                  Fax Numbers: (702) 832-9027 and (212) 687-2335

with copies to each Guarantor at his address set forth in the Guarantee, or such other place or places as a Guarantor shall designate by written notice served upon the Lender and the Borrower.

                  and to the Lender as:

                           Omega Healthcare Investors, Inc.
                           900 Victors Way, Suite 350
                           Ann Arbor, MI 48108
                           Attention: F. Scott Kellman, Chief Operating Officer

or such other place or places as any party shall designate by written notice served upon other parties.

     16.8 this Agreement shall be binding upon and shall inure to the benefit of the Borrower may and the Lender and their respective successors and assigns; provided, however, that the Borrower may, with the prior written consent of the Lender (which shall not be unreasonably withheld), assign its rights and obligations under this Agreement to an entity that is controlled the Guarantors. The Lender may condition its consent to any such assignment upon, among other things: (a) payment by the Borrower of all reasonable costs incurred by the Lender in connection with evaluating the Borrower's request and preparing the documents required in the opinion of the Lender's counsel to document the requested assignment; (b) requiring the assignee to assume and agree to observe and perform all of the Borrower's obligations under this Agreement and the other Loan Documents; (c) obtaining consents to such assignment, satisfactory in form and substance to the Lender, from the Guarantors; and (d) obtaining such amendments to or replacements of the Loan Documents, and the filing of supplemental financing statements, as the Lender may reasonably request. The Borrower shall not otherwise have any right to assign, transfer, hypothecate or otherwise transfer or dispose of any of its rights or obligations under this Agreement or the other Loan Documents (voluntarily, by operation of law, as security, by gift or otherwise) without the Lender's consent, which consent may be withheld in the sole discretion of the Lender. The Lender may, with the consent of the Borrower (which consent shall not unreasonably be withheld), assign, negotiate, pledge or otherwise hypothecate all or any portion of this Agreement, or grant participations herein and in the Loan Documents, or in any of its rights or security hereunder or thereunder, including, without limitation, the instruments securing the Borrower's obligations hereunder; provided, however, that the Lender promptly will inform the Borrower of any such assignment, negotiation, pledge or other hypothecation and of the parties involved therewith and, provided further, that no such assignment, negotiation, pledge or other hypothecation by the Lender will relieve the Lender of its obligation under this Agreement. In connection with any assignment or participation, the Lender may disclose to the proposed assignee or participant any information that the Borrower is required to deliver to the Lender pursuant to this Agreement (including but not limited to Confidential Information, as defined in Section 14.1 above).

     16.9 The Borrower waives and releases any and all right that it may have to require that the Lender marshal any of the Collateral. The Borrower shall upon the request of the Lender promptly execute and deliver to the Lender a written statement, in form and substance reasonably satisfactory to the Lender, identifying all of the Collateral in which the Lender holds an interest as security for the Loan made pursuant to this Agreement. The Lender may file or record such written statements in the appropriate public records as determined by the Lender in its sole and absolute discretion.

     16.10 Should any part, term or provision of this Agreement, or of any documents incorporated herein or executed in connection herewith, be determined by the courts to be illegal, unenforceable or in conflict with any law of the State of Michigan, federal law or any other applicable law, the validity and enforceability of the remaining portions or provisions of such document(s) shall not be affected thereby.

     16.11 The Borrower shall execute any and all additional or supplemental documentation as the Lender may reasonably require to give full effect to the terms and conditions of this Agreement. The Borrower grants the Lender power of attorney to execute (on behalf of the Borrower and Madison Liquidity Investors
104) and file financing statements and continuation statements provided, however, that the Lender shall take no action for or on behalf of the Borrower pursuant to this Section 16.11 unless the Borrower has failed or neglected to take specific action within 10 days after being requested in writing by the Lender. The power of attorney hereby granted by the Borrower to the Lender is coupled with an interest and may be revoked only after the Lender is no longer obligated to make advances of the Loan to the Borrower pursuant to this Agreement and the Loan and all of the Borrower's other present or future indebtedness, if any, to the Lender, has been fully repaid.

     16.12 Time is of the essence with respect to all provisions of this Agreement.

     16.13 The headings in this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     16.14 This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which shall constitute the same instrument.

     16.15 This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof. The parties hereto shall not be bound by any other different, additional or further agreements or understandings except as consented to in writing by them.

     16.16 The Recitals are incorporated into and form a part of this Agreement.

     16.17 The Lender and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither the Lender nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Lender or Borrower except by a written instrument executed by both of them.

     16.18 There are no third party beneficiaries of this Agreement.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the day and year first above written.


WITNESSES:


                          MADISON/OHI LIQUIDITY INVESTORS, LLC


                          By: ___________________________________________
                               Bryan E. Gordon, Managing Director


                          OMEGA HEALTHCARE INVESTORS, INC.


                          By:  _____________________________________________
                               Essel W. Bailey, Jr., Chief Executive Officer



STATE OF MICHIGAN          )
                           ) ss.
COUNTY OF WASHTENAW        )

     The foregoing instrument was acknowledged before me this 2nd day of October, 1998, by Bryan E. Gordon, who is a Managing Director of MADISON/OHI LIQUIDITY INVESTORS, LLC, a Delaware limited liability company, on behalf of the limited liability company.


                               _________________________________________________

                               Notary Public, ________________ County, Michigan My commission expires: __________________________

STATE OF MICHIGAN          )
                           ) ss.
COUNTY OF WASHTENA         )

     The foregoing instrument was acknowledged before me this 2nd day of October, 1998 by Essel W. Bailey, Jr., who is the Chief Executive Officer of OMEGA HEALTHCARE INVESTORS, INC., a Maryland corporation, on behalf of the corporation.



                               _________________________________________________

                               Notary Public, ________________ County, Michigan My commission expires: __________________________

                                  SCHEDULE 2.9

Nolan Brothers of Texas Inc. instituted an action against, amongst others, Bryan
E. Gordon and The Harmony Group, in the United States Court for the Northern District of Texas, Dallas Division (Civil Action No. 3-97 CV 1498-R), arising out of an attempt by Nolan Brothers of Texas, Inc., to buy McNeil Real Estate Fund XXVII, L.P. Plaintiff failed in its attempt to buy the target in circumstances in which an entity (other than the Borrower, 104 or the Harmony Group) connected to Bryan E. Gordon, The Harmony Group and others sold 4.9% of the target owned by it to the sponsors of the target, who opposed the takeover by Nolan Brothers of Texas, Inc. The complaint alleges, among other things, conspiracy to interfere with prospective contractual relationships. Wolf, Haldenstein, Adler Freeman & Herz LLP, who are defending the action, have advised that the defendants have a meritorious defense.

                       $30 Million Credit Facility between
          Omega Healthcare Investors, Inc., a Maryland corporation and Madison/OHI Liquidity Investors, LLC, a Delaware limited liability company

                                 October 2, 1998

1.   Loan Agreement (including Schedule 2.9)

2. $30,000,000.00 Promissory Note (copy - original delivered to Omega on October 2, 1998)

3.   Security Agreement

     a.   Madison/OHI Liquidity Investors, LLC

     b.   Madison Liquidity Investors 104, LLC

4.   Pledge  Agreement  re  Madison/OHI  Liquidity  Investors,   LLC  (including
     executed Assignment in Blank)

     a.   First Equity Realty, LLC

     b.   The Harmony Group II, LLC

5.   Limited Personal Guaranties

     a.   Ronald M. Dickerman

     b.   Bryan E. Gordon

6.   Assignment of Life Insurance Policies

     a.   Ronald M. Dickerman

     b.   Bryan E. Gordon

7.   Cross-Default Agreement

8.   Due Authorization, Delivery and Perfection Opinion Letter

9.   Non-consolidation Opinion Letter

     a.   Opinion Letter

     b.   Members' Certificate

10.  Agreement

11.  UCC Financing Statements - Central Filings

     a.   Madison/OHI Liquidity Investors, LLC (Delaware, New York, Nevada)

     b.   Madison Liquidity Investors 104, LLC (Delaware, New York, Nevada)

     c.   The Harmony Group II, LLC (Delaware, New York, Nevada)

     d.   First Equity Realty, LLC (Connecticut, New York)

12.  Madison/OHI Liquidity Investors, LLC

     a.   Articles of Organization

     b.   Certificate of Good Standing

     c.   Operating Agreement

     d.   Incumbency Certificate

     e.   Authorizing Resolution

13.  Madison  Liquidity  Investors  104,  LLC

     a.   Articles of Organization

     b.   Certificate of Good Standing

     c.   Operating   Agreement

     d.   Incumbency Certificate

     e.   Authorizing Resolution

14   First Equity Realty, LLC

     a.   Articles of Organization

     b.   Certificate of Good Standing

     c.   Operating Agreement

     d.   Incumbency Certificate

     e.   Authorizing Resolution

15.  The Harmony Group II, LLC

     a.   Articles of Organization

     b.   Certificate of Good Standing

     c.   Operating Agreement

     d.   Incumbency Certificate

     e.   Authorizing Resolution

16.  Certificate of Authority to Conduct Business

     a.   Madison/OHI Liquidity Investors, LLC (New York, Michigan, Nevada)

     b.   Madison Liquidity Investors 104, LLC (New York, Michigan, Nevada)

17.  Pledge Agreement re Securities Accounts

     a.   Cash Deposit Account

     b.   Securities Account

18.  Brokerage Account Control Agreement

     a.   Cash Deposit Account

     b.   Securities Account

19.  Article 8 Opinion of Counsel